Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3/A of our report dated April 15, 2009, relating to the consolidated financial statements of Radient Pharmaceuticals Corporation (formerly AMDL, Inc.) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) as of December 31, 2008 and for each of the years in the two-year period then ended .

We also consent to the use of our name under the caption “Experts”.

/s/ KMJ Corbin & Company LLP
KMJ Corbin & Company LLP

Costa Mesa, California
October 2, 2009